Exhibit 99.1
Terra Nitrogen Company, L.P. Reports Second Quarter Results;
Declares Cash Distribution
SIOUX CITY, IOWA (July 23, 2009)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) reported net income of $60.8 million, $38.0 million of which is allocable to Common Units ($2.05 per Common Unit), on revenues of $142.8 million for the second quarter ended June 30, 2009. This compares to net income of $130.2 million, $74.2 million of which was allocable to Common Units ($4.01 per Common Unit) on revenues of $256.7 million for the 2008 second quarter.
For the 2009 first half, TNCLP reported net income of $104.1 million, $65.5 million of which is allocable to Common Units ($3.54 per Common Unit), on revenues of $308.1 million for the first half ended June 30, 2009. This compares to net income of $211.8 million, $146.9 million of which was allocable to Common Units ($7.94 per Common Unit) on revenues of $431.2 million for the 2008 first half.
TNCLP also announced a cash distribution for the quarter ended June 30, 2009, of $2.22 per common limited partnership unit payable Aug. 27, 2009, to holders of record as of August 7, 2009. Cash distributions depend on TNCLP’s earnings, which can be affected by nitrogen selling prices, natural gas costs, seasonal demand factors, production levels, weather, cash requirements for working capital needs and capital expenditures. Cash distributions per limited partnership unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. Those targeted levels were attained in the 2008 first quarter.
Analysis of Results
Second Quarter
Revenues for the 2009 second quarter totaled $142.8 million, compared to revenues of $256.7 million for the 2008 second quarter. This decline was due to lower ammonia and urea ammonium nitrate solutions (UAN) sales volumes and selling prices, caused by continued weakness in nitrogen markets due to the general economic slowdown, and customers’ reluctance to build inventories.
Lower natural gas costs for the 2009 second quarter mitigated the effects of the lower sales volumes and selling prices. The lower natural gas costs reflect a trend that began in the 2009 first quarter as a result of the economic slowdown.
From the 2008 to the 2009 second quarter, TNCLP’s:
•	Ammonia and UAN selling prices decreased by 20 percent and 33 percent, respectively.
•	Ammonia and UAN sales volumes decreased by 29 and 21 percent, respectively.
•	Natural gas unit costs decreased by 44 percent.
First Half
Revenues for the 2009 first half totaled $308.1 million, compared to revenues of $431.2 million for the 2008 first half. This decline was due to lower UAN sales volumes and lower ammonia and UAN selling prices, partially offset by higher ammonia sales volumes. The lower UAN sales volumes were due generally to the same factors affecting second quarter volumes. First half ammonia sales volumes benefited from a large first quarter volume increase due to a healthy pre-plant application season.
Lower 2009 first half natural gas costs were caused by reduced demand and ample supplies related to the overall sluggish economy, and mitigated the effects of the lower UAN sales volumes and nitrogen products selling prices.

From the 2008 to the 2009 first half, TNCLP’s:
•	Ammonia and UAN selling prices decreased by 19 and 17 percent, respectively.
•	Ammonia sales volumes increased by 21 percent and UAN sales volumes decreased by 24 percent.
•	Natural gas unit costs decreased by 23 percent.
Forward Natural Gas Position
TNCLP’s forward purchase contracts at June 30, 2009, fixed prices for about 16 percent of its next 12 months’ natural gas needs at about $1.1 million more than published prices for June 30, 2009 forward markets. TNCLP has entered into these forward gas positions to secure margins on nitrogen products sold forward at fixed prices.
About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.
Forward-Looking Statements
Certain statements in this news release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and TNCLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.
Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:
•	financial markets,
•	general economic conditions within the agricultural industry,
•	competitive factors and price changes (principally, sales prices of nitrogen products and natural gas costs),
•	product mix,
•	the seasonality of demand patterns,
•	weather conditions,
•	environmental and other government regulation, and
•	agricultural regulations.
Additional information as to these factors can be found in TNCLP’s 2008 Annual Report/10-K, in the sections entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
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Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ Web site, www.terraindustries.com.

Terra Nitrogen Company, L.P.
Condensed Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands except per-unit amounts)	2009	2008	2009	2008
Revenues
Product revenues	$142,634	$256,792	$307,710	$431,045
Other	137	(121)	363	158

Total revenues	142,771	256,671	308,073	431,203

Costs and Expenses
Cost of goods sold	77,982	121,861	194,998	213,832

Gross profit	64,789	134,810	113,075	217,371
Operating expenses	4,125	6,113	9,402	9,637

Income from operations	60,664	128,697	103,673	207,734
Interest expense	(81)	(82)	(162)	(163)
Interest income	195	1,540	609	4,180

Net Income	60,778	130,155	104,120	211,751

Allocation of Net Income:
General Partner	22,184	54,701	37,607	62,797
Class B common Units	593	1,269	1,016	2,065
Common Units	38,001	74,185	65,497	146,889

Net income	60,778	130,155	104,120	211,751

Net income per Common Unit	2.05	4.01	3.54	7.94

Nitrogen Volumes and Prices
Note: All UAN data are expressed on a 32% nitrogen basis.

	2009		2008
	Sales	Average	Sales	Average
	Volumes	Unit Price	Volumes	Unit Price
Second Quarter	(000 tons)	($/ton) [1]	(000 tons)	($/ton) [1]
Ammonia	82	$444	116	$555
UAN	412	226	521	336

	2009		2008
	Sales	Average	Sales	Average
	Volumes	Unit Price	Volumes	Unit Price
First Half	(000 tons)	($/ton) [1]	(000 tons)	($/ton) [1]
Ammonia	187	$440	154	$546
UAN	778	255	1,023	309
Natural Gas Costs per MMBtu2

Three Months Ended June 30,		Six Months Ended June 30,
2009	2008	2009	2008
$4.26	$7.59	$5.68	$7.37

1.	After deducting outbound freight costs.

2.	Excluding the impact of hedge costs, natural gas cost was $3.05 per MMBtu and $3.31 per MMBtu for the 2009 second quarter and first half, respectively.

Terra Nitrogen Company, L.P.
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,
(in thousands)	2009	2008
Assets
Current assets:
Cash and cash equivalents	$95,183	$161,320
Demand deposits with affiliate	3,765	2,639
Accounts receivable	26,550	50,700
Inventory	29,357	36,960
Prepaid expenses and other current assets	4,134	42,505

Total current assets	158,989	294,124

Property, plant and equipment, net	71,410	70,374
Other long-term assets	7,907	15,471

Total assets	$238,306	$379,969

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable and accrued liabilities	$16,054	$47,216
Customer prepayments	12,890	41,471
Derivative hedge liabilities	2,350	5,503

Total current liabilities	31,294	94,190

Other long-term liabilities	632	1,220

Total liabilities	31,926	95,410

Partners’ capital:
Limited partners’ interests, 18,502 Common Units authorized and outstanding	189,544	208,002
Limited partners’ interests, 184 Class B Common Units authorized and outstanding	532	969
General Partner’s interest	17,402	43,353
Accumulated other comprehensive income (loss)	(1,098)	32,235

Total partners’ capital	206,380	284,559

Total liabilities and partners’ capital	$238,306	$379,969